Exhibit 4.13

AMENDED AND RESTATED

INVESTOR RIGHTS AGREEMENT

This Amended and Restated Investor Rights Agreement (the “Agreement”) is made effective as of November 12, 2013, by and among (i) GeNO, LLC, a Delaware limited liability company (the “Company”), (ii) The Medicines Company, a Delaware corporation (“MDCO”), and (iii) David Fine, Pieto LLC and DHAG LLC (each, an “Existing Investor”). A list of certain defined terms is set forth on Exhibit A.

RECITALS

WHEREAS, the Company, MDCO and each Existing Investor are parties to that certain Investor Rights Agreement dated as of November 29, 2011, as amended (the “Existing Agreement”), pursuant to which, among other things, the Company granted to MDCO an option to either enter into an exclusive license agreement with the Company with respect to certain products or acquire all, or substantially all, of the business and assets of the Company (the “Option”);

WHEREAS, pursuant to the Existing Agreement, the Option terminated in accordance with its terms;

WHEREAS, pursuant to the Existing Agreement and in connection with the termination of the Option, the Company issued a senior convertible promissory note to MDCO on November 19, 2012 in the principal amount of $2,000,000; and

WHEREAS, the parties desire to amend and restate the Existing Agreement in order to, among other things, reflect the termination of the Option.

NOW, THEREFORE, in consideration of the agreements herein contained, the parties hereby agree as follows:

AGREEMENT

1. Right to Participate in Future Financings.

1.1 Right of Participation. Subject to the terms and conditions of this Section 1.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities for the purpose of raising working capital for ongoing operations (a “Future Financing”), the Company shall offer MDCO an opportunity to participate in the Future Financing. The Company shall give notice (the “Offer Notice”) to MDCO, stating (a) its bona fide intention to offer such New Securities, (b) the number of such New Securities to be offered, and (c) the price and terms, if any, upon which it proposes to offer such New Securities.

1.2 Election by MDCO. By notification to the Company within 30 days after the Offer Notice is given, MDCO may elect to purchase, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Shares then held by MDCO bears to the total Common Shares of the Company then outstanding, assuming full conversion and/or exercise of all Derivative Securities (“MDCO’s Pro Rata Portion”). The closing of any sale pursuant to this Subsection 1.2 shall occur within the later of 60 days after the date that the Offer Notice is given and the date of initial sale of New Securities. If the Company does not enter into an agreement for the initial sale of any of the New Securities within 90 days following delivery of the Offer Notice, or if such agreement is not consummated within 60 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless the Company again complies with this Section 1.

1.3 Exclusions. For clarity, the right of participation in this Section 1 shall not be applicable to (a) the issuance of securities in connection with stock dividends, stock splits or similar transactions; (b) the issuance or sale of Common Shares (or options or other rights therefor) to employees, consultants and directors of the Company pursuant to the Company’s Incentive Share Plan adopted August 7, 2007, as amended from time to time; (c) the issuance of equity securities pursuant to the conversion or exercise of Derivative Securities outstanding on the date hereof; (d) the issuance of securities to financial institutions, equipment lessors, brokers or similar persons in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions provided such lending arrangement is made in the ordinary course of business and have been approved by the Company’s Board of Managers; (e) the issuance of securities to a Person as a component of any business relationship with such Person primarily for the purpose of (i) joint venture, technology licensing or development activities, (ii) distribution, supply or manufacture of the Company’s products or (iii) any other arrangements involving business partners that are in addition to raising capital, provided that any such issuances under this subsection (e) are in the ordinary course of business and have been approved by the Company’s Board of Managers; or (f) the issuance or sale of Common Shares in an IPO.

1.4 Termination. If MDCO does not participate (in whole or in part) in any Future Financing, MDCO’s right of participation in this Section 1 shall terminate as to such Future Financing only, as of the initial closing of the purchase and sale of such New Securities.

2. Basic Financial Information and Reporting.

2.1 Annual Statements. Until MDCO no longer holds Common Shares, for each fiscal year, the Company will furnish MDCO with an audited balance sheet of the Company, as at the end of such fiscal year, and an audited statement of income and a statement of cash flows of the Company, for such fiscal year, within 15 days following delivery of such financial statements to the Company’s Board of Managers. Such financial statements shall be accompanied by a report and opinion thereon by independent public accountants selected by the Company’s Board of Managers.

2.2 Quarterly Statements. Until MDCO no longer holds Common Shares, after the end of the first, second and third quarterly accounting periods in each fiscal year, the Company will furnish MDCO a balance sheet of the Company as of the end of each such quarterly period, and a statement of income and a statement of cash flows of the Company for such period and for the current fiscal year to date, within 15 days following delivery of such financial statements to the Company’s Board of Managers.

2.3 Clinical Development. Until MDCO no longer holds Common Shares representing at least 5% of the Company’s outstanding equity interests, and so long as MDCO is not developing or commercializing a competitive product with those offered by the Company, the Company, on a quarterly basis, will furnish MDCO information on the clinical development strategy and progress of development of the Company’s Nitrosyl NO delivery system (the “Company Product”). The Company may withhold or redact confidential or competitively sensitive information concerning its operations, products or development efforts, to the extent that the Company determines necessary or desirable to protect the Company’s interest in such information and/or its intellectual property.

2.4 Confidentiality. MDCO agrees to keep confidential and will not disclose, divulge or use for any purpose, other than to monitor its investment in the Company, any confidential information obtained from the Company, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Subsection 2.4), (b) is or has been independently developed or conceived by MDCO without use of the Company’s confidential information, (c) is or has been made known or disclosed to MDCO by a third party without a breach of any obligation of confidentiality such third party may have to the Company, or (d) is required to be disclosed by applicable law.

2.5 Inspection Rights. Until MDCO no longer holds Common Shares, with reasonable notice to the Company’s chief executive officer or chief financial officer, MDCO shall have the right to visit and inspect any of the properties of the Company and to discuss the affairs, finances and accounts of the Company with its officers, and to review such information as is reasonably requested during normal business hours and as often as my be reasonably requested to monitor MDCO’s investment in the Company; provided however, that the Company shall not be obligated under this Section 2.5 with respect to information which the Board of Managers determines in good faith (a) is either confidential or attorney-client privileged or (b) could result in the disclosure of trade secrets or a conflict of interest, and (in the case of (a) or (b)) should not, therefore, be disclosed.

3. Board Observation Rights. Until MDCO no longer holds Common Shares representing at least 5% of the Company’s outstanding equity interests, so long as MDCO is not developing or commercializing a competitive product with those offered by the Company, the Company shall permit a representative employed by MDCO (the “MDCO Observer”) to attend all meetings of the Company’s Board of Managers, including meetings held by telephone conference, in a nonvoting observer capacity and, in this respect, the Company will provide the MDCO notices of all meetings of the Board of Managers at the same time it provides such notices to the managers and shall provide the MDCO Observer with copies of all documents or materials distributed to the Board of Managers at, or in preparation for, a Board of Managers meeting. Notwithstanding the forgoing, the Company reserves the right to exclude the MDCO Observer from any portion of a meeting (including the entire meeting), and to withhold documents and materials, if attendance at such portion of a meeting or delivery of such documents or materials could adversely affect the attorney-client privilege between the Company and its counsel, result in the disclosure of trade secrets or a conflict of interest, or if MDCO becomes affiliated with a competitor of the Company.

4. Co-Sale Rights.

4.1 Definitions. For purposes of this Section 4, the term “Co-Sale Shares” means any Common Shares and any Common Shares issuable upon conversion of outstanding securities or exercise of any option, warrant or other security or right of any kind convertible into or exchangeable for Common Shares, in each case now owned or subsequently acquired by the Existing Investor.

4.2 Transfers by Existing Investors.

(a) (i) If an Existing Investor proposes to transfer any Co-Sale Shares, or (ii) if more than 50% of the Co-Sale Shares held by all members of the Company are proposed to be transferred by any holders of such Co-Sale Shares (such Existing Investor or such holders of a majority of Co-Sale Shares shall be referred to as “Selling Investor”), then the Selling Investor (in the case of (i)) or the Company (in the case of (ii)) shall promptly give written notice (the “Transfer Notice”) to MDCO, at least 45 days prior to the consummation of such transfer. The Transfer Notice shall describe in reasonable detail the proposed transfer (which may include open market transactions) including, without limitation, the number of Co-Sale Shares to be transferred, the nature of such transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee, if known.

(b) MDCO shall have the right, exercisable upon written notice to the Selling Investor within 30 days after the Transfer Notice (the “Participation Notice”), to participate in such transfer of Co-Sale Shares on the same terms and conditions, including using the same broker as the Selling Investor in the case of open market transactions. Such notice shall indicate the number of shares MDCO wishes to sell. To the extent MDCO exercises such right of participation in accordance with the terms and conditions set forth herein, the number of Co-Sale Shares that such Selling Investor may sell in the transaction shall be correspondingly reduced.

(c) If MDCO timely delivers the Participation Notice, it shall be entitled to sell up to the same percentage of Co-Sale Shares as the percentage to be sold by the Selling Investor to the prospective purchaser or transferee represents with respect to the Co-Sale Shares owned by the Selling Investor immediately prior to the sale of any of his Co-Sale Shares to the prospective purchaser or transferee. Such sale shall be for the greatest consideration per share available to the Selling Investor and on the best terms obtained by the Selling Investor, and the Selling Investor shall reasonably cooperate to effect the transfer by MDCO.

(d) If MDCO does not elect to participate in the sale of the Co-Sale Shares subject to the Transfer Notice, the Selling Investor may, not later than 75 days following delivery to the Company and MDCO of the Transfer Notice, enter into an agreement providing for the closing of the transfer of the Co-Sale Shares covered by the Transfer Notice on terms and conditions substantially the same as those described in the Transfer Notice. Any proposed transfer on terms and conditions not substantially the same than those described in the Transfer Notice, as well as any subsequent proposed transfer of any of the Co-Sale Shares by the Existing Investor, shall again be subject to the co-sale rights of MDCO and shall require compliance by the Existing Investor with the procedures described in this Section 4.

(e) This Section 4.2 shall not supercede or impede the operation of Section 13 (Drag-Along Rights) of the Company Operating Agreement.

4.3 Exempt Transfers. Notwithstanding the foregoing, the co-sale rights of MDCO shall not apply (a) to any transfer or transfers of Co-Sale Shares by the Existing Investor to (i) the Existing Investor’s Immediate Family Members, (ii) any trust for the benefit of the Existing Investor or the Existing Investor’s Immediate Family Members, and (iii) charitable organizations; (b) to any transfer of Co-Sale Shares by will or operation of law, and (c) to any transfer of Co-Sale Shares pursuant to a sale in which MDCO has an opportunity to participate on the same terms and conditions as the Existing Investor with respect to the Co-Sale Shares.

4.4 Company Covenant. The Company agrees that it shall not effect a transfer of Common Shares by the Selling Investor without first obtaining a certificate by the Selling Investor that he has complied with this Section 4.

5. [Reserved.]

6. Registration Rights. If at any time the Company shall decide to file with the U.S. Securities and Exchange Commission a registration statement relating to an offering for its own account or the account of others under the Securities Act of 1933, as amended, of any of its securities, the Company shall provide MDCO the same opportunity it provides other shareholders of the Company to register Company securities held by it in such offering.

7. Company Operating Agreement. MDCO’s contribution for its Common Shares under the Securities Purchase Agreement entered into concurrently with the execution of the Existing Agreement shall be considered “Additional Capital Contribution” made pursuant to the “Fourth Share Subscription” as such terms are defined in the Company Operating Agreement. The Company shall amend the Company Operating Agreement, as necessary, to: (i) effect the previous sentence, and (ii) to amend Section 8 to allow MDCO to transfer its interest, without the consent of the Company’s Board of Managers and without any other required consent or restriction, to any third party in connection with the sale, assignment or transfer of all, or substantially all, of the business and assets of MDCO, whether by merger, consolidation, purchase of outstanding securities, purchase of assets or otherwise. The Company shall deliver a copy of such amended Company Operating Agreement to MDCO and its counsel.

8. Miscellaneous.

8.1 Termination. Other than (a) Section 2.4, which shall survive any termination of this Agreement indefinitely, and (b) Section 4, which shall survive the termination of this Agreement pursuant to clause (ii) of this Section 8.1 until the Co-Sale Right Termination Date, this Agreement shall terminate, and have no further force and effect, on the earlier of (i) the date on which Company shall consummate a transaction or series of related transactions deemed to be a Liquidation Event (as defined in the Company Operating Agreement) or (ii) immediately prior to the consummation of the IPO.

8.2 Notices. All notices, demands, and other communications provided for or permitted hereunder shall be made in writing and shall be by personal delivery, courier service, registered or certified first-class mail, return receipt requested, or telecopier to the addresses set forth on Exhibit B. All such notices, demands and communications shall be deemed to have been duly given: (a) when delivered by hand, if personally delivered; (b) when delivered by courier, if delivered by commercial overnight courier service; (c) if mailed, five business days after being deposited in the mail, postage prepaid; or (d) if telecopied, when transmission is confirmed.

8.3 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Neither the Company nor MDCO may assign any of its respective rights or obligations under this Agreement without the prior written consent of the other party, and any such purported assignment without such written consent shall be void and of no effect; provided, however, that either party may assign its rights or obligations under this Agreement, without the consent of the other party, in connection with the sale, assignment or transfer of all, or substantially all, of the business and assets of the assigning party, whether by merger, consolidation, purchase of outstanding securities, purchase of assets or otherwise.

8.4 Signatures; Counterparts. Facsimile or pdf transmissions of any executed original document or retransmission of any executed facsimile transmission shall be deemed to be the same as the delivery of an executed original. At the request of any party hereto, the other parties hereto shall confirm facsimile transmissions by executing duplicate original documents and delivering the same to the requesting party or parties. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

8.5 Headings. The headings in this Agreement are for convenience of reference only and will not limit or otherwise affect the meaning hereof.

8.6 Governing Law. This Agreement shall be governed by, construed in accordance with, and enforced under, the law of the State of New York applicable to agreements or instruments entered into and performed entirely within such state.

8.7 Negotiation Of Parties. In the event of any dispute, claim or controversy arising out of, relating to or in any way connected to the interpretation of any provision of this Agreement (including the Existing Agreement), the performance of the parties under this Agreement (including the Existing Agreement) or any other matter under this Agreement (including the Existing Agreement), including any action in tort, contract or otherwise, at equity or law (each a “Dispute”), any party may at any time provide the other parties written notice specifying the nature of such Dispute in reasonable detail (the “Dispute Notice”). If the Dispute involves MDCO and the Company, then as soon as practicable after receipt of a Dispute Notice, the chief executive officers of both MDCO and GeNO (each a “CEO”; collectively, the “CEOs”) shall meet at a mutually agreed upon time and location within fifteen (15) days of the Dispute Notice for the purpose of resolving such Dispute. The CEOs shall engage in good faith discussions and/or negotiations for a period of up to thirty (30) days to resolve the Dispute or negotiate an interpretation or revision of the applicable portion of this Agreement which is mutually agreeable to both parties, without the necessity of formal procedures relating thereto.

During the course of such discussion and/or negotiation, MDCO and the Company shall reasonably cooperate and provide information that is not materially confidential in order so that each of the CEOs may be fully informed with respect to the issues in the Dispute.

8.8 Arbitration. In the event any Dispute is not resolved by the CEOs pursuant to Section 8.7, then MDCO and the Company shall resolve such Dispute by final and binding arbitration. Whenever MDCO or the Company decides to institute arbitration proceedings, it shall give written notice to that effect to the other party. Arbitration shall be held in the metropolitan area of New York, New York, USA, according to the then current commercial arbitration rules of the American Arbitration Association (“AAA”), except to the extent such rules are not inconsistent with this Section 8.8. The arbitration will be conducted by a panel of three (3) arbitrators appointed in accordance with AAA rules; provided that each of MDCO and the Company shall, within thirty (30) days after the institution of the arbitration proceedings, appoint one arbitrator each, and such arbitrators shall select, if available, a third arbitrator within thirty (30) days thereafter. If the two first arbitrators are unable to select a third arbitrator within such period, the third arbitrator shall be appointed in accordance with AAA rules. Any arbitrator chosen hereunder shall have at least 15 years of licensing and product development experience in the pharmaceutical industry. All arbitrators eligible to conduct the arbitration must agree to render their opinion(s) within thirty (30) days of the final arbitration hearing. The proceedings and decisions of the arbitrators shall be confidential, final and binding on all of the parties. Judgment on the award so rendered may be entered in a court having jurisdiction thereof. The parties shall share equally the costs of the arbitrators. Nothing in this Section 8.8 will preclude either MDCO or the Company from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a Dispute either prior to or during any arbitration if necessary to protect the interests of such party or to preserve the status quo pending the arbitration proceeding.

8.9 Severability. If any one or more of the provisions contained in this Agreement, or the application thereof in any circumstance, is held invalid, illegal, or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal, or unenforceable shall substantially impair the benefits of the remaining provisions of this Agreement. The parties hereto further agree to replace such invalid, illegal, or unenforceable provision of this Agreement with a valid, legal, and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal, or unenforceable provision.

8.10 Entire Agreement; Amendment and Waiver. This Agreement, including the exhibits hereto, are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties, or undertakings, other than those set forth or referred to herein. This Agreement, together with the exhibits hereto, supersedes all prior agreements and understandings between the parties with respect to such subject matter, including the Existing Agreement Upon the effectiveness of this Agreement, the Existing Agreement shall be amended and restated in its entirety to read as set forth herein and this Agreement shall be binding upon each of the parties to the Existing Agreement (and any successor, assignee or transferee of any such party), notwithstanding any failure by any such party to sign a counterpart signature page hereto. Any term of this Agreement may be amended or waived only with the written consent of the Company and MDCO; provided, however, that an amendment of Section 4 with respect to an Existing Investor shall require the written consent of that Existing Investor.

8.11 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement, this Agreement will be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

8.12 Publicity. Except as required by any applicable law, no press release or other disclosure, either written or oral, of this Agreement and the transactions contemplated hereby shall be made by MDCO or the Company (which includes, for purposes of this Section 8.12, the Existing Investors) without the prior written consent of the other party; provided, however, that the Company may disclose this Agreement to potential sources of financing.

[Signature Page Follows]

The parties have executed this Amended and Restated Investor Rights Agreement as of the date first above written.

COMPANY:		MDCO:

GENO, LLC		THE MEDICINES COMPANY

By:	/s/ Kurt Dasse	By:	/s/ William O’Connor
	Kurt Dasse, President	Title:	SVP, Chief Accounting Officer

EXISTING INVESTORS:

PIETO LLC

By:	/s/ David Fine
David Fine, Trustee

DHAG LLC

By:	/s/ David Fine
David Fine, Trustee

/s/ David Fine
David Fine, individually

[Amended and Restated Investor Rights Agreement Signature Page]

EXHIBIT A

CERTAIN DEFINITIONS

“Common Shares” has the meaning ascribed to that term in the Company Operating Agreement.

“Company Operating Agreement” means that certain Eighth Amended and Restated Limited Liability Company Agreement of the Company, dated as of September 20, 2013, as the same may be amended from time to time.

“Co-Sale Right Termination Date” means the earlier of (i) the date that MDCO no longer holds at least fifty percent (50%) of the number of shares of the Company’s capital stock it holds as of the IPO and (ii) the second anniversary of the IPO.

“Derivative Securities” means any securities convertible or exercisable for equity interests in the Company, including without limitation, warrants, notes or options.

“Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, which term shall also include adoptive relationships.

“Intellectual Property” means: (i) all United States and foreign patents that have issued or may issue in the future (including utility, utility model and design patents, supplementary protection certificates, certificates of invention and the like), all patent applications (including applications for utility, utility model and design patents, supplementary protection certificates, certificates of invention and the like), and all divisionals, continuations, continuations-in-part, reissues, reexaminations, renewals, extensions or additions to any such patents and patent applications, heretofore or hereafter filed or having legal force in any country of the world (the “Patents”), and all inventions and improvements disclosed therein (the “Inventions”); (ii) all know-how, including without limitation as they exist anywhere in the world, trade secrets, formulae, ideas, concepts, inventions and invention disclosures not subject to (i) above, discoveries, innovations, improvements, results, reports, information and data (including without limitation all business and technical information, and information and data relating to research, development, analytical methods, processes, formulations and compositions), research summary data, research raw data, laboratory and programmer notebooks, methods, procedures, proprietary technology and information, operating and maintenance manuals, engineering and other drawings and sketches, manufacturing and production processes and techniques, designs, specifications, and blueprints (the “Trade Secrets”); (iii) trademarks, service marks, trade dress, trade names, brand names, designs, logos, commercial symbols and corporate names, whether registered or unregistered, and all registrations, applications for registration and renewals thereof, and all goodwill associated therewith, and the right to recover for past infringement thereof, heretofore or hereafter filed or having legal force in any country of the world (the “Trademarks”); (iv) all works of authorship, whether or not registered or copyrightable, and all applications, registrations, and renewals in connection therewith, including all rights to the foregoing throughout the world (the “Copyrights”); (v) all Software as herein defined, and all copyrights therein throughout the world; (vi) all domain names, Internet addresses and other computer identifiers, web sites, URLs, web pages, registrations for any of the foregoing and similar rights and items, as they exist anywhere in the world (the “Domain Names”); (vii) all industrial designs and mask works and applications for registration for such industrial designs or mask works throughout the world (the “Mask Works”); (viii) all other proprietary rights; and (ix) all copies and tangible embodiments of the foregoing, whether whole or partial (in whatever form or medium, including, but not limited to, electronic media).

“IPO” means the closing of the sale of Common Shares (or shares of common stock, if the Company is converted to a corporation) to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, which results in at least $30,000,000 of gross proceeds to the Company.

“New Securities” means any equity interest in the Company.

“Person” means an individual, firm, corporation, partnership, association, limited liability company, trust, governmental entity or any other entity.

EXHIBIT B

NOTICES

The Company:

GeNO, LLC

45 First Avenue

Waltham, MA 02451

Facsimile No.: (321) 785-2605

Attention: President

With a copy to:

Choate, Hall & Stewart LLP

Two International Place

Boston, MA 02110

Attention: Brian D. Goldstein

Facsimile No.: (617) 502-5110

MDCO:

The Medicines Company

8 Sylvan Way

Parsippany, NJ 07054

Attention: Glenn P. Sblendorio, Chief Financial Officer

Telecopier No: (862) 264-1436

With a copy to:

The Medicines Company

8 Sylvan Way

Parsippany, NJ 07054

Attention: Paul M. Antinori, Esq., General Counsel

Telecopier No: (862) 207-6062

And with another copy to:

Gibbons P.C.

One Gateway Center Newark,

New Jersey 07102

Attention: David E. DeLorenzi, Esq.

Telecopier No: (973) 639-6235

Existing Investors:

Pieto LLC

c/o David Fine, Trustee

P.O. Box 321610

Cocoa Beach, FL 32932

DHAG LLC

c/o David Fine, Trustee

P.O. Box 321610

Cocoa Beach, FL 32932

David Fine

P.O. Box 321610

Cocoa Beach, FL 32932